UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 9, 2008
UDR, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-10524	54-0857512

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1745 Shea Center Drive, Suite
200, Highlands Ranch,
Colorado	80129

(Address of Principal Executive Offices)	(ZIP Code)
(720) 283-6120
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Special Dividend
As previously announced, UDR, Inc. (the “Company”) has declared a special dividend on its common stock, payable to stockholders of record at the close of business on December 9, 2008. The special dividend is payable in cash or shares of common stock, at the election of each holder, subject to certain limitations. The Company has filed with the SEC a prospectus supplement relating to shares of common stock that may be issued in payment of the special dividend. In connection therewith, the Company has filed, as Exhibit 5.1 to this report, the opinion of DLA Piper LLP (US) as to the legality of the securities.
United Dominion Realty, L.P.
On December 9, 2008, UDR, Inc. (the “Company”), the general partner of United Dominion Realty, L.P., a Delaware limited partnership (the “UDR Partnership”), entered into the Sixth Amendment (the “Sixth Amendment”) to the Amended and Restated Agreement of Limited Partnership of the UDR Partnership (the “UDR Partnership Agreement”). The description of the Sixth Amendment set forth herein is qualified in its entirety by reference to the full text of the Sixth Amendment, filed as Exhibit 10.1 to this report.
Under the UDR Partnership Agreement, limited partners have the right to redeem their partnership units in exchange for a number of shares of the Company’s common stock, or cash in an amount equal to the value of such shares, as determined by the general partner in its sole and absolute discretion. Antidilution provisions in the UDR Partnership Agreement provide for an adjustment of the exchange ratio if the Company declares or pays a dividend on its outstanding shares of common stock payable in shares of common stock. The Sixth Amendment provides that no adjustment will be made in this circumstance if the UDR Partnership pays a proportional distribution to limited partners in partnership units.
The UDR Partnership Agreement provides for distributions to each limited partner based on the amount of dividends that the limited partner would receive if the limited partner exchanged his or her partnership units for shares of common stock of the Company, a concept which is defined in the UDR Partnership Agreement as a limited partner’s “Dividend Equivalent.” The Sixth Amendment amends the definition of “Dividend Equivalent” to provide that, for purposes of determining any limited partner’s Dividend Equivalent for any period in which the Company pays a stock dividend with a cash election, the Dividend Equivalent will be calculated based on the quotient obtained by dividing (a) the aggregate amount of cash paid by the Company in such dividend to all holders of the Company’s common stock, by (b) the aggregate number of shares of the Company’s common stock outstanding at the close of business on the record date for such dividend.
Heritage Communities L.P.
On December 9, 2008, ASR Investments Corporation, the sole member of ASR of Delaware LLC, the general partner of Heritage Communities L.P., a Delaware limited partnership (the “Heritage Partnership”), entered into the Third Amendment (the “Third Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of the Heritage Partnership (the “Heritage Partnership Agreement”). The description of the Third Amendment set forth herein is qualified in its entirety by reference to the full text of the Third Amendment, filed as Exhibit 10.2 to this report.
Under the Heritage Partnership Agreement, limited partners may exchange their partnership units for a number of shares of the Company’s common stock. Antidilution provisions in the Heritage Partnership Agreement provide for an adjustment of the exchange ratio if the Company declares or pays a dividend on its outstanding shares of common stock payable in shares of common stock. The Third Amendment provides that no adjustment will be made in this circumstance if the Heritage Partnership pays a proportional distribution to limited partners in partnership units.
The Heritage Partnership Agreement provides for a quarterly distribution to each limited partner in an amount based on the dividend per share paid by the Company for such quarter. The Third Amendment provides that, if the Company pays a stock dividend with a cash election, the dividend per share paid by the Company will be calculated by dividing (i) the aggregate amount of cash paid by the Company in the dividend, by (ii) the aggregate number of shares of the Company’s common stock outstanding at the close of business on the record date for such dividend.
Item 9.01 Financial Statements and Exhibits.
(d) The following exhibits are filed with this report:

Exhibit No.	Description

5.1	Opinion of DLA Piper LLP (US), as to legality of securities

10.1	Sixth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of December 9, 2008

10.2	Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Heritage Communities L.P., dated as of December 9, 2008

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UDR, INC.
Date: December 9, 2008	By:	/s/ David L. Messenger
		Name:	David L. Messenger
		Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

5.1	Opinion of DLA Piper LLP (US), as to legality of securities

10.1	Sixth Amendment to the Amended and Restated Agreement of Limited Partnership of United Dominion Realty, L.P., dated as of December 9, 2008

10.2	Third Amendment to the Second Amended and Restated Agreement of Limited Partnership of Heritage Communities L.P., dated as of December 9, 2008

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)